USPB Natural Program Information Sheet

NatureSource™	Naturewell™

Live Requirements:

■Angus (Black or Red) or Angus cross cattle qualified by either:
Option 1.	Phenotype – visually 51% black-hided (by individual animal) or solid red and polled or
or	solid red with white face (not Hereford) and polled
Option 2.	Genotype – proof of a registered Angus parent or two registered Angus grandparents by either affidavit from original ranch or enrollment in programs such as Angus Source or the
Red Angus Feeder Calf Certification Program
■No Brahman or Dairy influence

■Source Verified	Not applicable
■Born and raised in the USA	Not applicable
Production Requirements: For entire life of the animal:	For the final 120 days prior to harvest:
■No antibiotics (feed or injectible) EVER ■No hormones (implants or MGA) EVER ■No animal byproducts EVER ■No ionophore (i.e. Rumensin) EVER	■No antibiotics (feed or injectible) last 120 days ■No hormones (implants or MGA) last 120 days ■No animal byproducts EVER ■Ionophores are allowed in last 120 days

¡Fed a corn-based ration for a minimum of 120 days prior to harvest
¡Feedlot approved by National Beef regarding: Humane handling, record-keeping, feed delivery, cattle management, animal identification system, etc.

Grid Payments (Relative to current USPB Base Grid):

■$9/cwt. live weight added to live price ■70% Choice or better threshold ■No premium paid for Certified Angus Beef® (CAB) or National Black Angus™ (NAB)	■$1.75/cwt live weight added to live price
■Current 50% threshold for Choice premium
   Current 40% threshold for Choice discount
   The "target" will be 65% Choice or better
   Feedlots that do not meet this target will
   likely not remain an approved supplier
■Premiums are paid for CAB and NAB like
on current Base grid

■	Each Natural program will have a maximum number of head allowed per week. Therefore, cattle should be consigned to USPB up to 120 days prior to delivery to ensure program availability. Advance notice will also allow adequate time for initial feedyard approval.
■	Feedlots must first be approved by National Beef before cattle can be consigned to either program. Natural grid cattle should be delivered in load lots. Feedyard approval is at the sole discretion of National Beef based on geography and annual marketing potential of natural cattle.
■	Other pricing options may be available as conditions warrant.
■	Contact USPB at 866-877-2525 for more detailed information regarding NatureSource™ or Naturewell™.

Effective June 9, 2006